EXHIBIT 2.1
PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (the “Agreement”) is made this 15th day of June, 2008, by and between GOODRICH PETROLEUM COMPANY, LLC, a Louisiana limited liability company, located at 808 Travis Street, Houston, TX 77002 ( “Seller”), and CHESAPEAKE LOUISIANA, L.P., an Oklahoma limited partnership, located at 6100 North Western Avenue, Oklahoma City, OK 73118 (the “Buyer”). The Buyer and Seller may be collectively referred to herein as the “Parties” and individually as a “Party.” Buyer and Seller agree as follows:
AGREEMENT
1.	Purchase and Sale.

	(a)	Property being Sold. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey and Buyer agrees to purchase and accept the Property for the Purchase Price as defined hereinafter. The term “Property” (or within context “Properties”) means:
(i)	Leasehold. All of Seller’s right, title and interest in and to the following: (i) an undivided twenty percent (20%) of 8/8ths interest in and to all oil and gas leases and subleases, including renewals, extensions, ratifications and amendments to such leases and subleases, and further including working interests, rights of assignment and reassignment, net revenue interests and undeveloped locations under or in oil, gas or mineral leases, and interests in rights to explore for and produce oil, gas or other minerals insofar and only insofar as such rights, titles and interests are described in Exhibit “A”, attached hereto and made a part hereof, and (ii) an undivided fifty percent (50%) of 8/8ths interest in and to all oil and gas leases and subleases, including renewals, extensions, ratifications and amendments to such leases and subleases, and further including working interests, rights of assignment and reassignment, net revenue interests and undeveloped locations under or in oil, gas or mineral leases, and interests in rights to explore for and produce oil, gas or other minerals insofar and only insofar as such rights, titles and interests are described in Exhibit “A-1”, attached and made a part hereof, SAVE AND EXCEPT, AND EXPRESSLY RESERVING AND EXCEPTING unto Seller (i) the wellbore rights and the right to produce from the Haynesville formation in the Goodrich Petroleum Company — James Cook No. 1 well, found in Section 14, T14S, R16W, Caddo Parish, Louisiana and the Goodrich Petroleum Company — Clarence Brown No. 1 well, found in Section 11, T14S, R16W, and (ii) as to the Leases (as defined below), all of such rights, title and interest as to all intervals, formations, strata and depths located between the surface of the Earth down to the subsurface depth which is the stratigraphic equivalent of the base of the Cotton Valley formation being defined as the stratigraphic equivalent of the sand found at 10,550” measured depth in the Goodrich Petroleum Company — James Cook #1, Section 14, T14S, R16W, Caddo Parish, LA (“Excluded Formations”) together with such wells, production, equipment, operational rights, contract rights, unit rights, rights of ingress and egress, road, pipeline and other easement rights, and any other rights, titles, interests, permits or privileges that relate directly to or are used in connection with the Excluded Formations, including exploration for, drilling for, development of, operations for, and production, transportation, processing, and marketing of, oil, gas or other minerals from the Excluded Formations (such Excluded Formations, wells, production, equipment, operational rights, contract rights, unit rights, rights of ingress and egress, road, pipeline and other easement rights, and any other rights, titles, interests, permits or privileges, and the items and matters described in Section 1 herein, being collectively referred to herein as the “Excluded Properties”); all of such rights, title and interest described in this Section 1(a)(i), excluding the Excluded Properties, being hereinafter referred to herein as the “Leases” or in some cases “Lease” if the context requires;

(ii)	Rights in Production. All of Seller’s right, title and interest in and to the following: (i) an undivided twenty percent (20%) of 8/8ths interest in all reversionary interests, backin interests, overriding royalty interests and production payments relating to all natural gas, casinghead gas, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid, produced and severed from, or allocable to the portion of the Leases described on Exhibit “A”, and (ii) an undivided fifty percent (50%) of 8/8ths interest in all reversionary interests, backin interests, overriding royalty interests and production payments relating to all natural gas, casinghead gas, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid, produced and severed from, or allocable to the portion of the Leases described on Exhibit “A-1” (the “Hydrocarbons”), to the extent and only to the extent, such right, title and interest are attributable to the Leases;

(iii)	Contract Rights. To the extent transferable, a mutual non-exclusive right, title and interest in or derived from the following: (i) an undivided twenty percent (20%) of 8/8ths interest in all unit agreements, orders and decisions of regulatory authorities establishing or relating to units, unit operating agreements, operating agreements, communitization agreements, exploration agreements, farmout agreements and farmin agreements and any other agreements relating to the Leases described in Exhibit “A” and Hydrocarbons related thereto, to the extent the same are assignable without the payment of any compensation, and (ii) an undivided fifty percent (50%) of 8/8ths interest in all unit agreements, orders and decisions of regulatory authorities establishing or relating to units, unit operating agreements, operating agreements, communitization agreements, exploration agreements, farmout agreements and farmin agreements and any other agreements relating to the Leases described in Exhibit “A-1” and Hydrocarbons related thereto, to the extent assignable without the payment of any compensation (the “Contracts"), and only to the extent such right, title and interest are attributable to the Leases and Hydrocarbons;

(iv)	Easements. To the extent transferable, a mutual non-exclusive right, title and interest in and to the following: (i) an undivided twenty percent of 8/8ths interest in all rights-of-way, easements, licenses, and servitudes appurtenant to or used in connection with that portion of the Leases described in Exhibit “A”, and (ii) an undivided fifty percent (50%) of 8/8ths interest in all rights-of-way, easements, licenses, and servitudes appurtenant to or used in connection with that portion of the Leases described in Exhibit

“A-1” (the “Easements”); provided, however, Seller expressly RESERVES and EXCEPTS such right, title and interest in the Easements insofar as is necessary to allow Seller use of such Easements in connection with the Excluded Properties; and

(v)	Permits. To the extent transferable, a mutual non-exclusive right, title and interest in and to the following: (i) twenty percent (20%) of 8/8ths interest in all permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals to the extent such Permits relate to that portion of the Leases described in Exhibit “A”, and (ii) fifty percent (50%) of 8/8ths interest in all permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals to the extent such Permits relate to that portion of the Leases described in Exhibit “A-1”, and only to extent, the same are used or obtained in connection with the Leases (the “Permits”).
(b)	Retained Liability. Buyer shall not be responsible for, and Seller expressly retains, all liabilities related to the Excluded Properties, whether such liabilities arise before or after the Effective Date. It is understood that certain of the Excluded Properties may not be embraced by the term Properties. The fact that certain properties, rights and interests have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and shall not be used to interpret the meaning of any word or phrase used in describing the Properties.
2.	Purchase Price. Buyer agrees to pay to Seller for the Properties the sum of One Hundred Seventy-Eight Million Five Hundred Sixty-Four Thousand and No/100 United States Dollars (U.S.$178,564,000.00), or $17,443.00 per net acre (as adjusted in accordance with the terms of this Agreement the “Purchase Price”). The Purchase Price shall be payable at Closing (hereinafter defined) to Seller in immediately available funds.

Promptly following the execution of this Agreement by Seller and Buyer, Buyer shall deliver to Seller a performance deposit in the amount of Eight Million Nine Hundred Twenty-Eight Thousand Two Hundred and No/100 United States Dollars ($8,928,200.00) (the “Deposit”). The Deposit shall be held by Seller subject to the terms of this Agreement. If all of the conditions precedent to Buyer’s obligations to consummate this transaction are met and Buyer fails to consummate the transaction contemplated hereby, then Seller shall be entitled to retain the Deposit as liquidated damages on account of Buyer’s breach. If this Agreement is terminated for any other reason herein, then Seller shall return the Deposit to Buyer within two business days after such termination. If Closing occurs, the Deposit shall be applied to and reduce the Purchase Price to be paid at Closing.
3.	Effective Date and Closing. The conveyance of the Properties to Buyer shall be effective as of June 6, 2008 (the “Effective Date”), but title thereof shall be delivered at the closing, which shall take place on or before July 15, 2008 (the “Closing” or “Closing Date”) unless extended by the written agreement of the Parties.
4.	Representations, Warranties and Covenants of Seller; Disclaimers. Seller represents and warrants to Buyer as of the date hereof and will represent and warrant to Buyer at the Closing, as follows:

(a)	Authority. Seller is duly organized, validly existing and in good standing under the laws of the state of its formation, is qualified to do business and in good standing in the State of Louisiana, and has all the requisite power and authority to enter into, deliver and perform this Agreement and carry out the transactions contemplated under this Agreement.

(b)	Valid Agreement. This Agreement constitutes the legal, valid and binding agreement of Seller. At the Closing, all instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Seller. The execution and delivery by Seller of this Agreement, the consummation of the transactions set forth herein and the performance by Seller of its obligations hereunder have been duly and validly authorized by all requisite partnership action on the part of such Seller and, to Seller’s knowledge and except for (i) requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, (ii) approvals (“Routine Governmental Approvals”) required to be obtained from governmental entities, which are lessors under the Leases (or who administer such Leases on behalf of such lessors) which are customarily obtained post-closing, and (iii) the requirements of any maintenance of uniform interest provisions contained in any operating or other agreements, will not violate, conflict with or result in any violation or breach of any provision of any:
(i)	Agreement, including, but not limited to, partnership agreement, contract, mortgage, lease, license or other instrument to which Seller is a party or by which Seller or the Property is bound;

(ii)	Governmental franchise, license, permit or authorization or any judgment or order by a judicial or governmental body to which the Seller or the Property is bound, or

(iii)	Law, statute, decree, rule or regulation of any jurisdiction in the United States to which Seller or the Property is subject.
(c)	Authorization. This Agreement has been duly authorized, executed and delivered by Seller. All instruments required to be delivered by Seller at the Closing shall be duly authorized, executed and delivered by Seller. This Agreement and all documents executed by Seller in connection with this Agreement shall constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

(d)	Leases. To the best of Seller’s knowledge and belief, (i) the Leases are in full force and effect and are valid and subsisting documents covering the entire estates which they purport to cover, (ii) all royalties, rentals and other payments due under the Leases have been fully, properly and timely paid and (iii) all deductions from oil and gas proceeds have been deducted in compliance with all of the terms and conditions of the applicable Leases, other contracts and applicable law.

(e)	Prepayments and Wellhead Imbalances. Seller is not obligated, by virtue of a production payment, prepayment arrangement under any contract for the sale of hydrocarbons and containing a “take or pay”, advance payment or similar provision, gas balancing agreement or any other arrangement to deliver hydrocarbons produced from the Properties at any time after the Effective Date without then or thereafter receiving full payment therefore.

(f)	Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect for this transaction for which Buyer shall have any obligation or liability.

(g)	Suits and Claims. No suit, action, claim, or other proceeding is now pending or, to Seller’s knowledge, threatened before any court or governmental agency which might result in the impairment or loss of any of Seller’s title to the Properties and Seller shall promptly notify Buyer of any such proceeding which arises or is threatened prior to the Closing Date.

(h)	Obligation to Close. Seller shall take or cause to be taken all reasonable actions necessary or advisable to consummate the transactions contemplated by this Agreement and to assure as of the Closing Date that it will not be under any material, corporate, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transactions.

(i)	Outstanding AFEs, Commitments, etc. Except as set forth in Schedule 4(i), Seller has not, and will not after execution of this Agreement by all Parties, become legally obligated for any future commitments requiring an expenditure greater than Twenty-Five Thousand Dollars and No Cents ($25,000.00) net to Seller’s interest in the Properties, without first obtaining Buyer’s written consent, which Buyer agrees will not be unreasonably withheld, delayed or conditioned. There are no operations on the Properties to which the Seller is or was a non-consenting party.

(j)	Contracts, Consents and Preferential Rights. Exhibit “A” and/or Exhibit “A-1” attached hereto and made a part hereof accurately describes:
(i)	All joint venture and area of mutual interest agreements of which any terms remain executory and affect any Property (excluding joint operating agreements and oil, gas and mineral leases);

(ii)	All gas purchase contracts, oil purchase contracts, gathering contracts, transportation contracts, marketing contracts, disposal or injection contracts and all other contracts affecting any Property which are not, by the terms thereof, subject to termination upon thirty (30) days or less notice;

(iii)	All governmental approvals and third party contractual consents required in order to consummate the transactions contemplated by this Agreement, other than Routine Governmental Approvals required in connection with transfers of U.S. federal, state and Indian leases; and

(iv)	All agreements pursuant to which third parties have preferential rights or similar rights to acquire any portion of the Properties upon the transfer of the Properties by Seller to the Buyer as contemplated by this Agreement.

(k)	The existing area of mutual interest agreement between Goodrich and Malloy Energy Company, LLC shall be terminated in all respects as to all of the lands within each governmental section described in Exhibits “A” and “A-1” (“AMI Termination”). At Closing, Goodrich shall provide Chesapeake with written documentation of the AMI Termination.

(l)	Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS SECTION 4 AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT TO BE DELIVERED AT CLOSING (COLLECTIVELY “SELLER’S WARRANTIES”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SELLER’S WARRANTIES, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT (a) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (i) TITLE TO THE PROPERTIES, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, (ii) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, (iii) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS, (iv) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, OR (v) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES, OR (b) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. PRIOR TO CLOSING SELLER SHALL HAVE PROVIDED BUYER WITH FULL AND COMPLETE ACCESS TO THE PROPERTIES (BOTH SURFACE AND SUBSURFACE) AND BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO

MODELS OR SAMPLES OF MATERIALS OF ANY PROPERTIES, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE PROPERTIES IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NONE OF THE FOREGOING DISCLAIMERS, RIGHTS OF INSPECTION OR WAIVERS BY BUYER WILL: (A) IN ANY WAY AFFECT OR LESSEN SELLER’S SOLE LIABILITY AND RESPONSIBILITY WITH RESPECT TO THE EXCLUDED PROPERTIES INCLUDING, WITHOUT LIMITATION, THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NORM; OR (B) ADVERSELY AFFECT BUYER’S RIGHTS TO BE INDEMNIFIED WITH RESPECT TO THE EXCLUDED PROPERTIES AS PROVIDED IN SECTION 12.

SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4(k) ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
5.	Representations, Warranties, and Covenants of Buyer. Buyer represents and warrants to Seller as of the date hereof and will represent and warrant at the Closing, as follows:
(a)	Authority. Buyer is a limited partnership duly organized and in good standing under the laws of the State of Oklahoma, is duly qualified and in good standing to carry on its business in the State of Louisiana, and has all the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.

(b)	Valid Agreement. This Agreement constitutes the legal, valid and binding Agreement of Buyer. At the Closing, all instruments required hereunder to be executed and delivered by Buyer shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Buyer. Buyer’s execution and delivery of this Agreement, the consummation of the transactions set forth herein and Buyer’s performance of Buyer’s obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of Buyer and will not conflict with or result in any violation of any provision of any:
(i)	Agreement, including, but not limited to, partnership agreement, contract, mortgage, lease, license or other instrument to which Buyer is a party or by which Buyer is bound;

(ii)	Governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Buyer, or

(iii)	Law, statute, decree, rule or regulation of any jurisdiction in the United States to which Buyer is subject.
(c)	Governmental Approvals. Buyer shall obtain all required local, state, federal governmental and agency permissions, approvals, permits, bonds and consents, as may be required to assume Seller’s obligations and responsibilities attributable to the Properties.

(d)	Independent Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer has been advised by and has relied solely on its own expertise and legal, tax, title, reservoir engineering, environmental and other professional counsel concerning this transaction, the Properties, the value thereof and title thereto.

(e)	Brokers. Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Seller shall have any obligation or liability.

(f)	Suits and Claims. There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(g)	Obligation to Close. Buyer shall take or cause to be taken all reasonable actions necessary or advisable to (i) consummate the transactions contemplated by this Agreement and to assure as of the Closing Date that it will not be under any material, corporate, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transactions and (ii) upon request of Seller, use reasonable efforts to assist and cooperate with Seller in acquiring consents to the transaction contemplated by this Agreement from any party that requires consent.
6.	Title Matters.
(a)	Definitions.
(i)	“Marketable Title” means, subject to Permitted Encumbrances, a title that can be deduced from the applicable county, state and federal records and is such that:
•	a reasonable and prudent person engaged in the business of the ownership, exploration, development and operation of oil and gas properties with the knowledge of all the facts and their legal bearing would be willing to accept title to the Properties and

•	the title is free and clear from liens and encumbrances that would reduce, impair or prevent Buyer from receiving payment from the purchasers of production or which would materially impair or reduce the economic benefit Buyer could reasonably expect from acquiring the Properties.
(ii)	“Title Defect” means: (A) any matter, other than Permitted Encumbrances, that would cause the title to the Properties to fail to qualify as Marketable Title; (B) any matter that reduces the net revenue interest to be conveyed to Buyer as set forth in Exhibit “A” and Exhibit “A-1”; or (C) any matter that reduces the number of net acres with respect to any Lease from that which is represented on Exhibit “A” and Exhibit “A-1”. Notwithstanding anything to the contrary, with respect to Title Defects based on a variance in the net mineral acres pursuant to this subsection, the Parties agree that: (i) the Purchase Price is based on the Seller delivering unto Buyer 10,237 net acres as of the Effective Date (the “Minimum NMA”) and (ii) in the event that after the Effective Date until ten (10) days prior to the Closing Date the Seller acquires any oil and gas leases covering lands which are within any Section, Township and Range pertaining to the Leases (“Additional Leases”), an undivided twenty percent (20%) of such Additional Leases located within the Section, Township and Range pertaining to the Leases described in Exhibit “A” and an undivided fifty percent (50%) of such Additional Leases located within the Section, Township and Range pertaining to the Leases described in Exhibit “A-1” may be substituted for the defective interests on a net mineral acres basis to make up the defective net mineral acres up to the Minimum NMA, provided, however, that the Additional Leases will only be used to offset the decrease in Purchase Price resulting from the net mineral acres Title Defects. The term of the Additional Leases must be a minimum of two (2) years unless accepted by Buyer, and in the event Buyer rejects the Additional Leases, Seller shall retain such Leases. In the event that there are any Additional Leases owned by the Seller after the substitution of acreage contemplated hereby has fully cured the shortfall in net mineral acres under this subsection up to the Minimum MNA, the Seller will convey to the Buyer an undivided twenty percent (20%) of such Additional Leases located within any Section, Township and Range pertaining to the Leases described in Exhibit “A” for $20,000.00 per net acre, and an undivided fifty percent (50%) of such Additional Leases located within any Section, Township and Range pertaining to the Leases described in Exhibit “A-1” at $15,000.00 per net acre.

If the Title Defects total greater than Fifteen Percent (15%) of the Purchase Price either Party will have the right to terminate this Agreement, and if terminated, Buyer will receive reimbursement of its Deposit.

Notwithstanding any other provision in this Agreement to the contrary, the following matters (“Permitted Encumbrances”) shall not constitute a Title Defect, a breach of any covenant, representation or warranty of Seller or a failure to satisfy a condition to Buyer’s obligation to close and shall not be asserted as such:
(1)	Liens in the ordinary course of business (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) provided all amounts due and payable by Seller thereunder have been paid and Seller is not in default thereunder;

(2)	minor defects and irregularities in title or other restrictions that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the net revenue interest, increase the working interest (without a proportionate increase in the net revenue interest) or materially affect the value of any property encumbered thereby or the ability to operate same in the manner operated prior to the date hereof;

(3)	Routine Governmental Approvals;

(4)	preferential rights to purchase and consent to transfer requirements of any person not triggered by the consummation of the transactions contemplated herein;

(5)	preferential rights and consents with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

(6)	easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Properties to the extent such matters do not materially interfere with operations on the Properties;

(7)	rights reserved to or vested in any governmental authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental authority;

(8)	conventional rights of reassignment actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights and any other defect or irregularity as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties;

(9)	any consent applicable to one or more of the transactions covered by this Agreement in which the document describing such consent states that such consent cannot be unreasonably withheld (or words similar thereto);

(10)	defects or irregularities that have been cured or remedied by the passage of time, applicable statutes of limitation or statutes for prescription; and

(11)	defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for five (5) years or more.
(iii)	“Allocated Value” means Twenty Thousand and No/100 United States Dollars ($20,000.00) per net acre for the Leases set forth in Exhibit “A” and Fifteen Thousand and No/100 United States Dollars ($15,000.00) for the Leases set forth in Exhibit “A-1”.
(b)	Examination of Files and Records. Seller shall make available to Buyer all of its land, Lease, Contracts, Easement and title files, and other pertinent information, relating to the Properties (collectively “Data”). Upon reasonable advanced notice from Buyer, all such Data shall be made available at Seller’s Shreveport, Louisiana office during normal working hours. Seller will also permit Buyer to examine and copy such Data at Buyer’s expense. However, Seller shall have no obligation to provide Buyer such access to any Data or information which (i) is interpretive and which Seller considers proprietary or confidential, (ii) Seller cannot legally provide Buyer because of third-party or contractual restrictions on Seller, (iii) all information subject to a privilege, (iv) Seller’s corporate, financial, accounting and employee records that do not relate to the Properties, and (v) Seller’s income tax records and returns. Buyer shall keep all materials and Data obtained confidential until the Closing Date. Buyer shall take all reasonable steps necessary to ensure that Buyer’s authorized representatives comply with the provisions of this Section 6(b) and any confidentiality agreement in effect. Upon termination of this Agreement without Closing, Buyer shall return to Seller any and all materials and Data provided by Seller and relating to any Properties not purchased at Closing and shall destroy any and all of Buyer’s notes and work papers derived therefrom and will comply with the terms of any said confidentiality agreement. BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION, MADE AVAILABLE TO IT AT ANY TIME IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION. BUYER EXPRESSLY AGREES THAT ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM SHALL BE AT BUYER’S RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER. BUYER HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO BUYER.
(c)	Notice of Title Defect. Buyer will review title to the Properties prior to Closing and notify Seller in writing of any Title Defect Buyer discovers as soon as reasonably practicable after such discovery, but in no event later than two (2) business days prior to the Closing Date. Any notice provided hereunder shall include a description of the Title Defect, the basis for the Title Defect, the portion of the Lease or other part of the Properties affected by the Title Defect and the amount by which Buyer believes the value of the Properties has been reduced because of the Title Defect. Buyer will be deemed to have conclusively waived any Title Defect about which it fails to notify the Seller in writing within the applicable period specified in the preceding sentence, except as otherwise provided herein.

(d)	Procedure. If Buyer properly and timely notifies the Seller of a Title Defect, Seller shall have the option to: (i) dispute whether such matter is a Title Defect, or (ii) acknowledge the Title Defect. In the event that Seller disputes the legitimacy of a Title Defect, Buyer and Seller will negotiate in good faith to resolve such dispute. In the event the Parties are unable to resolve the dispute or in the event of a Title Defect that is impossible to cure, Buyer will have the option to waive such Title Defect. If Buyer does not waive the Title Defect, the Purchase Price will be reduced by the amount of the Title Defect, not to exceed the Allocated Value of the affected portion of the Properties and the affected portion of the Properties will not be conveyed to Buyer at Closing. In the event Seller acknowledges a Title Defect, Seller will have the option, but not the obligation, to cure the Title Defect. If Seller elects not to cure a Title Defect, the Purchase Price will be reduced by the amount of the Title Defect, not to exceed the Allocated Value of the affected portion of the Properties, and the affected portion of the Properties will be conveyed to Buyer at Closing. If Seller elects to attempt to cure a Title Defect, Seller shall use commercially reasonable efforts to attempt to cure the Title Defect. If Seller cures same to the reasonable satisfaction of the Buyer prior to the Closing, the Purchase Price will not be reduced at Closing as to the Property affected by such cured Title Defect, and such affected Property will be conveyed to the Buyer at Closing. If the Seller elects to attempt to cure a Title Defect, Seller may use commercially reasonable efforts to attempt to cure the Title Defect post Closing and the Purchase Price will be reduced at Closing by the amount of the Title Defect, not to exceed the Allocated Value of the affected portion of the Properties, and the portion of the Properties affected by such Title Defect will not be conveyed to Buyer at Closing. Seller will have 60 days following the Closing Date to attempt to cure the Title Defect. If Seller is able to cure the Title Defect to the reasonable satisfaction of Buyer, Seller will make any additional assignments or conveyances, if necessary, to Buyer and Buyer will pay the Seller the amount deducted from the Purchase Price with respect to such Title Defect at the time of receipt by Buyer of such additional assignment or conveyance.
7.	Participation Acreage Development. From and after Closing, the Seller and the Buyer shall enter into the Exploration Agreement set forth in Exhibit “B” attached hereto (“Exploration Agreement”), duplicate originals of which shall be executed and delivered to each Party at Closing.
8.	Covenants of Seller Prior to Closing.
(a)	Covenants. Until Closing, Seller shall have the obligation to do the following:
(i)	Notify Buyer that Seller has received notice of any claim or demand which would adversely affect title to the Properties;

(ii)	Timely pay any delay rentals or such other payments necessary to maintain the Leases in full force and effect.

(b)	Negative Covenants. Until Closing, Seller shall not do any of the following with regard to the Properties without Buyer’s written consent:
(i)	Release all or any portion of a Lease, Contract or Easement;

(ii)	Commence or consent to an operation if the estimated cost of the operation exceeds Twenty-Five Thousand Dollars and No Cents ($25,000.00) net to the Seller’s interest;

(iii)	Create a lien, security interest or other encumbrance on the Properties;

(iv)	Dispose of any of the Properties; or

(v)	Amend a Lease, Contract or Easement or enter into any new contracts affecting a Lease, Contract or Easement.
9.	Closing. The Closing shall be held at Seller’s offices located at 808 Travis Street, Houston, TX 77002, or such other place as the Parties shall mutually agree. Seller shall provide Buyer three (3) business days prior to Closing with a “Preliminary Closing Settlement Statement” which shall include the respective adjustments to the Purchase Price (except any adjustments relating to Title Defects) along with supporting detail. Seller shall additionally provide Buyer with wiring instructions designating the account to which the Closing funds are to be delivered. At the Closing, the following shall occur:
(a)	Buyer and Seller shall agree upon a “Closing Settlement Statement,” that shall include adjustments to the Purchase Price, which are known as of the Closing Date, as follows:
(i)	A decrease in the Purchase Price in the aggregate amount of the adjustments for Title Defects in accordance with Section 6, if any; and

(ii)	An increase in the Purchase Price if the net acres delivered exceeds that which is described in Section 6; and

(iii)	Any other adjustments agreed to by Buyer and Seller.
(b)	Seller shall deliver the following:
(i)	An Assignment executed and acknowledged by Seller containing a special warranty of title by, through and under Seller, but not otherwise, the form of which is attached hereto as Exhibit “C” (the “Assignment”);

(ii)	Counterpart assignments of operating rights and of record title to the Leases on officially approved forms to satisfy applicable government requirements executed and acknowledged by Seller;

(iii)	Executed statements described in Treasury Regulation 1.445-2(b)(2) certifying that Seller is not a foreign Person within the meaning of the Internal Revenue Code; and

(iv)	Releases of the liens which are listed on Schedule 9(b)(iv) (the “Excluded Liens”).
(c)	Buyer shall deliver the Purchase Price, as adjusted pursuant to this Section 9, Sections 2 and 6, to Seller by wire transfer pursuant to wire instructions provided to Buyer by Seller.

(e)	Seller shall deliver copies of the Data to Buyer at Buyer’s expense.

(f)	The Final Purchase Price does not include any sales taxes or other taxes in connection with the sale of Property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax. Buyer shall also be liable for any applicable conveyance, transfer and recording fees, and real estate transfer, stamps or taxes imposed on any transfer of Property pursuant to this Agreement.
10.	Conditions Precedent to Close.
(a)	Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:
(i)	Representations True and Correct. Each and every representation of Seller under this Agreement shall be true and accurate in all material respects as of the date when made and, for the purposes of serving as a condition to close, shall be true and accurate in all material respects at and as of such time of Closing as if it had been made again at and as of the Closing.

(ii)	Compliance with Covenants and Agreements. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(iii)	Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or to Seller’s knowledge threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.
     If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date and the Closing does not occur on or before the Closing Date as a result of such condition not having been met and Buyer is not in material breach of its representations or obligations hereunder, this Agreement may, at the option of Buyer, be terminated; provided, however, that if the grounds for Buyer’s termination is solely the result of the conditions set forth in items (i) or (ii) above not being satisfied, then Buyer shall not have the right to terminate this Agreement unless and until Buyer has sent written notice to Seller of Buyer’s intent to terminate this Agreement and such condition is not satisfied within thirty (30) days after Seller receives such written notice from Buyer. In the event such a termination by Buyer occurs the Parties shall have no further obligations to one another hereunder (other than the obligations under Section 13(u) hereof which will survive such termination). If Buyer proceeds to Closing with knowledge of any condition precedent above not being met by Seller, such condition precedent will be deemed waived by Buyer as a condition to close and Buyer hereby waives any claim for breach of a covenant, representation or warranty or for indemnity related thereto.
(b)	Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:
(i)	Representations True and Correct. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and for the purposes of serving as a condition to close, and shall be true and accurate in all material respects at and as of such time of Closing as if it had been made again as of the Closing.

(ii)	Compliance With Covenants and Agreements. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(iii)	Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or to Buyer’s knowledge threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.
     If any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date and the Closing does not occur on or before the Closing Date as a result of such condition not having been met and Seller is not in material breach of its representations or obligations hereunder, this Agreement may, at the option of Seller, be terminated, in which case the Parties shall have no further obligations to one another hereunder (other than the obligations under Section 13.(u) which will survive such termination). If Seller proceeds to Closing with knowledge of any condition precedent above not being met by Buyer, such condition precedent will be deemed waived by Seller as a condition to close and Seller hereby waives all claims for breach of a covenant, representation or warranty or for indemnity related thereto.
11.	Post-Closing Adjustments and Final Settlement. Not more than ninety (90) days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement, a “Final Settlement Statement” setting forth each adjustment or payment which was not finally determined as of the Closing (including Title Defect and Environmental Defect adjustments) and showing the calculation of such adjustments. As soon as practicable, but not later than twenty (20) days after receipt of the Final Settlement Statement, Buyer shall deliver Seller a written report containing any changes which Buyer proposes be made to the Final Settlement Statement. The parties shall agree on the Final Settlement Statement no later than one hundred twenty (120) days after Closing. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the “Final Settlement Date”. If the Final Purchase Price is more than the amount paid to the Seller at Closing, Buyer shall pay to Seller in immediately available funds the amount of such difference. If the Final Purchase Price is less than the amount paid to Seller at Closing, Seller shall pay to Buyer in immediately available funds the amount of such difference. Payment by Buyer or Seller shall be made within five (5) business days of the Final Settlement Date.
12.	Indemnification.
(a)	By Seller. Except as specifically provided herein, Seller agrees to indemnify and hold Buyer, its officers, directors, employees and agents harmless from all claims, losses, costs, liabilities and expenses arising out of or resulting from (i) any misrepresentation or breach of any warranty, covenant or agreement of Seller contained in this Agreement; (ii) Seller’s ownership or operation of the Properties prior to the Closing Date; and (iii) Seller’s ownership or operation of the Excluded Properties whether prior to or after the Closing Date. The foregoing indemnity shall be limited as to each individual Property not to exceed in amount the Allocated Value for that portion of the Property subject to the indemnity claim hereunder. The indemnities this Section 12(a) shall be unlimited in amount. THE FOREGOING INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY. THE PARTIES AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

(b)	By Buyer. Except as specifically provided herein, Buyer agrees to indemnify and hold Seller, its partners, officers, directors, employees and agents harmless from all claims, losses, costs, liabilities and expenses arising out of or resulting from (i) any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement or (ii) Buyer’s ownership or operation of the Properties after the Closing Date. The indemnities in this Section 12(b) shall be unlimited in amount. THE FOREGOING INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY. THE PARTIES AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

(c)	Exclusive Remedy. If the Closing occurs the sole and exclusive remedy of Buyer and Seller, for any and all (a) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement or in any certificate delivered at Closing and (b) other claims pursuant to or in connection with this Agreement and the transactions contemplated hereby shall be the rights to indemnification from such claims that is expressly provided in this Section 12. If the

Closing occurs, Seller, with respect to the Excluded Properties shall be deemed to have waived, to the fullest extent permitted under applicable law, any right to contribution against Buyer (including, without limitation, any contribution claim arising under any applicable environmental law) and any and all other rights, claims and causes of action it may have against Buyer arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise. Likewise, if the Closing occurs, Buyer, with respect to the Properties shall be deemed to have waived, to the fullest extent permitted under applicable law, any right to contribution against Seller (including, without limitation, any contribution claim arising under any applicable environmental law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.
13.	Miscellaneous.
(a)	Further Assurances. The Parties agree to execute any documents, whether before or after the Closing, to aid the other Party in fulfilling the purpose of this Agreement.

(b)	Entire Agreement. This Agreement together with the Exhibits attached hereto and the Assignment and other documents to be delivered pursuant to the terms hereof, shall constitute the complete agreement between the Parties hereto and shall supersede all prior agreements, whether written or oral, and any representations or conversations with respect to the Properties.

(c)	Confidentiality. The Parties agree that this is a disclosable event for Seller, and this Agreement will be filed with the Securities and Exchange Commission on Form 8K. Furthermore, if the Closing does not occur, Buyer will keep all the information furnished by Seller to Buyer hereunder or in contemplation hereof strictly confidential for a period of one (1) year from the Effective Date , except to the extent such information:
(i)	was already in the public domain, not as a result of disclosure by Buyer;

(ii)	was already known to Buyer;

(iii)	is developed by Buyer independently from the information supplied by Seller; or

(iv)	is furnished to Buyer by a third party independently of Buyer’s investigation pursuant to the transaction contemplated by this Agreement.
(d)	Notices. All communications required or permitted under this Agreement shall be in writing and may be sent by facsimile or electronic mail (email). Such communication shall be deemed made when actually received, or mailed by registered or certified mail, postage prepaid, addressed as set forth below, shall be deemed made three days after such mailing. Faxes or emails will be deemed to be received when reflected in the fax confirmation sheet or email. Either party may, by written notice to the other, change the address for mailing such notices. Notwithstanding the foregoing, Notices with respect to Section 6 may be submitted via e-mail to robert.turnham@goodrichpetroleum.com if to Seller and to

rudy.sims@chk.com if to Buyer. Such Notices will be deemed to have been made when the e-mail is sent.

Notices to Seller:	Goodrich Petroleum Company, LLC
808 Travis Street
Houston, TX 77002
Attn: Robert C. Turnham, Jr.
Telephone: 713-780-9494
Facsimile: 713-780-9254

Notices to Buyer:	Chesapeake Louisiana, L.P.
6100 North Western Avenue
Oklahoma City, OK 73118
Attn: Douglas J. Jacobson
Telephone: 405-879-9233
Facsimile: 405-879-9546
(e)	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their successors and assigns. No assignment of this Agreement by either Party shall be made without the prior, written consent of the other Party, which consent shall not be unreasonably withheld.

(f)	Counterparts. This Agreement may be executed in any number of counterparts, which taken together shall constitute one instrument and each of which shall be considered legally enforceable.

(g)	Law Applicable; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA; PROVIDED, HOWEVER, (i) ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, (ii) ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN HOUSTON, HARRIS COUNTY, TEXAS, AND (iii) EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(h)	Survival. Except for the special warranty of title which is incorporated in the Assignment, all indemnities, representations, and warranties of Seller contained in this Agreement shall survive the Closing for a period of two (2) years after the Effective Date at which time all such indemnities, representations, and warranties shall expire other than as to claims made concerning same written notice of which has been provided to Seller by Buyer prior to the expiration of such two (2) year period. All indemnities, covenants, representations and warranties of Buyer contained in this Agreement shall survive the Closing indefinitely.

(i)	Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms and provisions of this Agreement.

(j)	Timing. Time is of the essence in this Agreement.

(k)	Expenses. All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred such fees, costs and expenses.

(l)	Amendment and Waiver. This Agreement may be altered, amended or waived only by a written agreement executed by the Buyer and the Seller. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

(m)	Announcements. No Party shall press release, other than a Form 8K with the Securities and Exchange Commission, which Seller is required to file, announce or otherwise publicize the existence of this Agreement, its terms and conditions or the transactions contemplated hereby without first providing the other Party the opportunity to review the proposed announcement and obtaining the other Party’s prior, written consent to such proposed announcement, which consent shall not be unreasonably withheld.

(n)	Parties in Interest. This Agreement is binding upon and shall inure to the benefit of the Parties and, except where prohibited, their successors, representatives or assigns.

(o)	Third-Party Beneficiaries. Unless expressly stated to the contrary, no third party is intended to have any rights, benefits or remedies under this Agreement.

(p)	Severance. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

(q)	Parties Bear Own Expenses/No Special Damages. Each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(r)	Default and Remedies. If the Closing does not occur due to the breach of Seller, Buyer shall have the right to exercise any and all other remedies available to Buyer at law or in equity including, without limitation, specific performance of this Agreement. If the Closing does not occur due to the breach of Buyer, Seller shall have the right to exercise any and all other remedies available to Seller at law or in equity including, without limitation, specific performance of this Agreement.

Seller and Buyer acknowledge and agree that: (A) the Properties are unique; and (B) monetary damages will not be adequate compensation for any loss incurred by reason of any breach of obligations described in this Agreement. In addition, each Party hereby waives any action for specific performance of any such obligation if a remedy at law would be adequate.

(s)	References, Titles and Construction.
(i)	All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(ii)	Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(iii)	The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(iv)	Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(v)	Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(vi)	The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(vii)	All references herein to “$” or “dollars” shall refer to U.S. Dollars.

(viii)	The Exhibits are attached hereto. Each Exhibit is incorporated herein by reference for all purposes, and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

(ix)	Unless otherwise noted, all capitalized terms used in this Agreement have the meanings assigned such terms in this Agreement.

(x)	All defined terms include both the singular and the plural of such terms; and

(xi)	All references to Exhibits refer to Exhibits made a part of this Agreement.
(t)	WAIVER OF CONSUMER RIGHTS. BUYER HEREBY WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES — CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ANY SIMILAR LAW IN ANY OTHER STATE TO THE EXTENT SUCH ACT OR SIMILAR LAW WOULD OTHERWISE APPLY. AFTER CONSULTATION WITH AN ATTORNEY

OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER. TO EVIDENCE BUYER’S ABILITY TO GRANT SUCH WAIVER, BUYER REPRESENTS TO SELLER THAT IT (A) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (B) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY, (C) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION, AND (D) HAS CONSULTED WITH, AND IS REPRESENTED BY, AN ATTORNEY OF BUYER’S OWN SELECTION IN CONNECTION WITH THIS TRANSACTION, AND SUCH ATTORNEY WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY SELLER OR AN AGENT OF SELLER.

(u)	No Commissions Owed. Seller agrees to indemnify, defend and hold Buyer (and its partners and its and their affiliates, and the respective owners, officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify, defend and hold Seller (and its partners and its and their affiliates and the respective owners, officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
– SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed below by their duly authorized representatives.
Seller:
Goodrich Petroleum Company, LLC, a
Louisiana limited liability company

By:	/s/ Robert C. Turnham, Jr.
Robert C. Turnham, Jr.
President

Buyer:
Chesapeake Louisiana, L.P.
By: Chesapeake Operating, Inc., General Partner

By:	/s/ Douglas J. Jacobson
Douglas J. Jacobson
Executive Vice President – Acquisitions and Divestitures

EXHIBIT “B”
EXPLORATION AGREEMENT
Bethany-Longstreet and Longwood Fields
Caddo and DeSoto Parishes, Louisiana
     THIS EXPLORATION AGREEMENT (“Agreement”) is made and entered into this 30th day of June, 2008 (“Effective Date”), by and between Goodrich Petroleum Company, L.L.C. (“Goodrich”) and Chesapeake Louisiana, L.P. (“Chesapeake”) covering the lands described below situated in Caddo and DeSoto Parishes, Louisiana.
WITNESSETH:
     WHEREAS, Goodrich is the owner of certain leases, options and/or farmout agreements described on Exhibit “A” attached hereto and made a part hereof, all covering lands in and around the Bethany-Longstreet and Longwood Fields in Caddo and DeSoto Parishes, Louisiana, within the area outlined in red on the plat attached hereto and made a part hereof as Exhibit “A-1” (the “Program Area”); and
     WHEREAS, the Parties hereto desire jointly to conduct drilling activities within the Program Area,
     NOW THEREFORE, in consideration of the premises and of the mutual covenants and obligations herein contained, the Parties agree as follows:
I.
Definitions
1.1	“Acquiring Party” shall have the meaning ascribed to it in Article XIII.
1.2	“AFE” shall have the meaning ascribed to it in Sub-Article 7.1.

1.3	“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

1.4	“AMI Interests” shall have the meaning ascribed to it in Sub-Article 13.1; provided, however, AMI Interests shall not include renewals and extensions of oil and gas leases owned by Chesapeake or an Affiliate of Chesapeake within the Program Area as of the Effective Date.

1.5	“Agreement” shall have the meaning ascribed to it in the preamble to this Agreement.

1.6	“Committee” shall have the meaning ascribed to it in Article VI.

1.7	“Completion Costs” means the actual cost, risk, expense and liability incurred in completing and equipping a well subsequent to production casing point through the installation of the wellhead.

1.8	“Confidential Data” shall have the meaning ascribed to it in Sub-Article 19.1.

1.9	“Drilling and Spacing Unit” shall mean the area unitized for the drilling and production of a well by order of the Louisiana Department of Conversation. If no Drilling and Spacing Unit has been established, then, for purposes of this Agreement, the area to be attributed to such Drilling and Spacing Unit shall be +/- 640 acres.

1.10	“Drilling Costs” shall mean the actual cost, expense, risk and liability incurred or accrued in the drilling of a well to the objective depth, including all costs incurred for preparing the location, drilling operations and evaluation of a well at its total depth. Drilling Costs as used herein shall also include all plugging, abandonment and environmental mitigation costs associated with a well should the Parties elect to plug and abandon a well.

1.11	“Joint Interests” shall have the meaning ascribed to it in Sub-Article 4.2.

1.12	“Leases and Farmout Agreement(s)” mean those oil and gas leases, options to acquire an oil, gas or mineral lease and farmout agreement(s) which grant at least one of the Parties hereto or their predecessors in title the right to explore for and/or produce oil and gas from lands within the Program Area. The Leases and Farmout Agreement(s) in effect on the Effective Date are described on Exhibit “A” attached hereto.

1.13	“Non-Participating Party” means a Party to this Agreement who elects or is deemed to have elected not to participate in the drilling of a proposed well.

1.14	“Operating Agreement” means that certain AAPL Form 610-1982 Model Operating Agreement by and between Chesapeake Louisiana, L.P., as Operator, and Goodrich Petroleum Company, LLC, as Non-Operator, an unsigned copy of which is attached hereto as Exhibit “B”.

1.15	“Participating Party” means a Party to this Agreement who elects to participate in the drilling of a proposed well according to the terms and in the manner provided in this Agreement.

1.16	“Participation Percentage” means the following, undivided percentages:

Chesapeake	50%
Goodrich	50%
1.17	“Party or Parties” means Chesapeake Louisiana, L.P. and Goodrich Petroleum Company, LLC, either singular or plural.

1.18	“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
1.19	“Program Area” as used herein means all of the lands situated within the geographical area described on the plat attached hereto as Exhibit“A-1”.
1.20	“PSA” means that certain Purchase and Sale Agreement dated effective June 30, 2008, by and between Chesapeake Louisiana, L.P. and Goodrich Petroleum Company, LLC.
1.21   “Releasing Party” shall have the meaning ascribed to it in Sub-Article 9.3.
1.22   “Relinquishing Party” shall have the meaning ascribed to it in Sub-Article 9.2.
1.23	“Unaffiliated Person” means a Person that is not a Party and not an Affiliate of a Party.
II.
Term
     This Agreement shall remain in effect so long as any of the Leases and Farmout Agreement(s) and/or the AMI Interests subject to this Agreement remain or continue in force as to any part of the Program Area, whether by production extension, renewal, or otherwise.
III.
Participating Interest of the Parties
3.1	Subject to the terms of (i) this Agreement, and (ii) the Operating Agreement, each Party shall bear and pay its Participation Percentage share of all costs,

expenses and liabilities incurred in connection with its respective ownership of the Joint Interests.
IV.
Operating Agreement
4.1	Chesapeake, by and through its agent CHESAPEAKE OPERATING, INC., is designated as “Operator” during the term of this Agreement under the applicable Operating Agreement (and any other operating agreement entered into pursuant to the terms hereof) with respect to the Joint Interests.
4.2	Attached hereto as Exhibit “B” and made a part hereof for all purposes is a joint operating agreement plus multiple exhibits thereto (which operating agreement and all exhibits are referred to as “Operating Agreement”). This Agreement and the applicable Operating Agreement shall be construed together and both instruments considered together shall govern and control all operations involving the Leases and Farmout Agreements and AMI Interests (“Joint Interests”). Separate Operating Agreements in the form set forth in Exhibit “B” shall be applicable to any Joint Interest located in a Drilling and Spacing Unit either drilled or proposed to be drilled under the terms hereof. Pending execution of such separate Operating Agreement, either Party may propose to drill, complete, rework, deepen or plug back a well under the terms of this Agreement and/or under the provisions of Article VI.B. of the form of Operating Agreement attached hereto as Exhibit “B”, and elections shall be due in accordance with such terms and provisions and such elections, or deemed elections, shall be binding on the each Party to the same extent as if proposed under any separate Operating

Agreement (or any operating agreement entered into pursuant to the provisions hereof). Additionally, in some cases one of the Parties may be credited with an additional percentage of working interest based on that portion of such Party’s leasehold/mineral ownership (not otherwise subject to this Agreement) within a Drilling and Spacing Unit divided by the total number of gross acres within such Drilling and Spacing Unit. In the event of a conflict between this Agreement and the applicable Operating Agreement, the provisions of this Agreement shall control.
4.3	The Parties recognize additional operating agreements with Unaffiliated Persons may be entered into covering one or more Drilling and Spacing Units. In such case or cases, an Unaffiliated Person may in some instances be credited with a percentage of working interest based upon such Unaffiliated Person’s leasehold/mineral ownership in the Drilling and Spacing Unit divided by the total number of gross acres within such Drilling and Spacing Unit. Additionally, in some cases one of the Parties may be credited with an additional percentage of working interest in a Drilling and Spacing Unit based on that portion of such Party’s leasehold/mineral ownership (not otherwise subject to this Agreement) in a Drilling and Spacing Unit divided by the total number of gross acres within the Drilling and Spacing Unit. These additional operating agreements, to the extent possible, shall be substantially similar in form and content to the form of Operating Agreement attached hereto as Exhibit “B”.
V.
Test Wells and Seismic Program

5.1	Either Party may propose the drilling of a test well under to the terms and provisions of this Agreement and/or under the Operating Agreement. The costs of drilling, completing (or plugging and abandoning), and of operating any test well, shall be shared and paid by the Parties based on each Party’s Participation Percentage share of such costs (subject to elections hereunder) as they relate to the Joint Interests.
5.2	Should either Party desire to acquire seismic coverage across the lands covered by the Joint Interests, the other Party shall bear and pay its Participation Percentage share of all of the costs associated with acquiring such seismic coverage. The obligation to bear and pay for the acquisition of seismic shall be limited to a total expenditure by the Parties of $125,000 per square mile and such expenditure will be counted against the maximum quarterly budget of $50,000,000.00, as described in Article VI. herein.
VI.
Development Committee
     The Parties agree to form a development committee (the “Committee”) comprised of up to five members from each Party, with Chesapeake chairing the meeting, that will meet quarterly for the purposes of developing a development plan and to establish a capital budget for development of the Program Area. The Parties agree to alternate quarterly Committee meetings between Chesapeake’s Oklahoma City office and Goodrich’s Houston office. During each Committee meeting, each Party shall provide the other with an estimate of the number of wells and timing of such wells, along with an itemized quarterly budget for such wells and expenditures. In addition, any planned investments in infrastructure and gas gathering shall be included in the discussion and proposed at the Committee meetings. The Committee shall attempt to agree on the size of each quarterly budget, and if unable to do so, the maximum quarterly budget shall be $50,000,000.00. In the event any quarterly budget inadvertently exceeds the $50,000,000.00 limitation, the proceeding quarter(s)’ budget shall be reduced by such excess amount unless mutually agreed upon by both Parties.
VII.
Well Proposals
7.1	Each Party shall have the right to propose wells within the Program Area. The well proposal shall be communicated in writing, and shall contain at a minimum the following information:
a) A plat outlining the proposed well and the Drilling and Spacing Unit.

b) AFE inclusive of Drilling Costs and Completion Costs; and

c) Drilling and completion prognosis.
7.2	The non-proposing Party shall have thirty (30) days from receipt of the written proposal to make its election pursuant to the Operating Agreement. Failure to timely respond shall be deemed an election to go non-consent by the non-proposing Party. If either Party elects, or is deemed to have elected, not to participate in the drilling of the proposed well and if the proposing Party timely commences operations within the time specified in Sub-Article 8.1 hereof and drills such well to the depth specified in the proposal for such well, the Non-

Participating Party shall be deemed to have forfeited and relinquished all right, title and interest as to the first test well drilled within each Drilling and Spacing Unit (“Exploratory Well”). For wells that are not Exploratory Wells (“Subsequent Wells”), the Non-Participating Party shall forfeit and relinquish unto the Participating Party its right, title and interest in such Subsequent Well until the payout of the non-consent penalty under the Operating Agreement.
7.3	The Parties agree to openly share data and information on joint wells drilled or to be drilled pursuant to this Agreement, including: logs, cores, well plans, cost estimates, marketing arrangements, production data and analysis. However, with respect to the information provided to a Party pursuant to this Sub-Article 7.3, the other Party EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) THE CONTENT, CHARACTER OR NATURE OF ANY REPORT OR ANY ENGINEERING OR GEOLOGICAL INTERPRETATION RELATING TO THE PROSPECT, (II) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE PROPERTIES, (III) ANY ESTIMATES OF THE VALUE OF THE PROSPECT OR FUTURE REVENUES GENERATED BY THE PROSPECT, (IV) THE PRODUCTION OF HYDROCARBONS FROM THE PROSPECT, (V) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION, MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ANY PARTY OR THIRD PARTIES WITH RESPECT TO THE PROPOSED WELL, AND (VI) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO NON-

PROPOSING PARTY OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE PROSPECT PROPOSAL OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.

The Parties agree that, to the extent required by applicable law to be effective, the disclaimers contained in this Sub-Article 7.3 are “conspicuous” disclaimers for the purpose of any applicable Law.
VIII.
Prospect Development
8.1	The proposing Party of a well must commence operations for the actual drilling of the proposed well within one hundred and twenty (120) days from and after the date of the election response, or deemed election response, as described herein. If the proposing Party does not commence operations within the time specified herein, the Non-Participating Party shall not be non-consent for its interest in the pertinent well.
8.2	The Parties understand and acknowledge each Party will be conducting operations within the Program Area for separate stratigraphic intervals and as such will be conducting simultaneous surface operations. The Parties agree to work together to minimize interference in the other Party’s surface operations, and, to the extent necessary, coordinate with the other Party on regulatory and unit applications.
IX.
Delay Rentals, Shut-in Payments and Relinquishments

9.1	Chesapeake shall be responsible for lease and property maintenance with respect to the Joint Interests. Chesapeake shall use its best efforts to notify Goodrich of its recommendation concerning the payment of delay rentals, shut-in payments or other payments as required under any Joint Interest, as such payments become due, in writing at least forty-five (45) days in advance of the date when such payment is due. The notified Party shall have fifteen (15) days from the receipt of such notice to respond in writing to such recommendation. Failure to timely respond shall be deemed a concurrence by the notified Party in the recommendation.
9.2	In the event any Party elects to relinquish its interest in any Joint Interests or not participate in a delay rental, shut-in payment or other payment which the other Party elects to make, and such payment is timely made, then the Party electing to so relinquish its interest and/or not participate in such payment (“Relinquishing Party”) shall promptly execute and deliver to the Party electing not to relinquish its interest and who otherwise made such payment, an assignment of all the Relinquishing Party’s right, title and interest in and to such Joint Interests and same shall no longer be subject to this Agreement and the Operating Agreement. Neither Party shall be liable to the other for failure to timely or properly make any delay rental, shut-in royalty payment, and any other payment, required under the terms and provisions of the Joint Interests.
9.3	If any Party hereto elects to relinquish or surrender its rights in and to any Joint Interests by the execution and filing of record of a release, then such Party (“Releasing Party”) shall notify the other Party of such proposed release not less than forty–five (45) days prior to such proposed release. Within fifteen (15) days after receipt of such notice, the other Party shall notify the Releasing Party in writing if it elects to accept an assignment of the interest to be released or surrendered. Any such assignment shall be made free and clear of any and all burdens other than those existing as of the Effective Date.
9.4	The failure of a notified Party to timely respond in writing to any notice from a Releasing Party or Relinquishing Party, as herein provided, shall be deemed such Party’s election not to accept any such released or surrendered interest. Promptly after expiration of the fifteen (15) day election period, the Releasing Party and/or Relinquishing Party shall be free to release same of record, as appropriate.
X.
Assignability
10.1	All interests assigned from one Party to the other Party pursuant to the provisions of this Agreement shall be assigned free and clear of all additional overriding royalties, production payments, carried working interests, liens, mortgages and other similar interests or burdens payable from or attributable to production, except those existing as of the Effective Date. It is the intent to deliver such interests unencumbered by any additional burdens placed on the interests by the Non-Participating Party. Any Assignment conveyed pursuant herein shall be without warranty of title, express or implied, but with full substitution and subrogation in and to all rights and actions of warranty held by the assignor.

10.2	Neither Party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that such consent shall not be unreasonably withheld and provided further that (i) the non-assigning Party shall be furnished a copy of the assignment no later than 10 business days following the execution of the assignment, and (ii) the assignment shall contain a provision expressly making such assignment subject to this Agreement, the PSA, and the applicable Operating Agreement.
XI.
Internal Revenue Code Election
     This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the Parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this Agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each Party hereby affected elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A”, of the Internal Revenue Code of 1986, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Chesapeake is authorized and directed to execute on behalf of each Party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761. Should there be any requirement that each

Party hereby affected give further evidence of this election, each such Party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such Party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Program Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A”, of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code is permitted, each Party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such Party states that the income derived by such Party from operations hereunder can be adequately determined without the computation of partnership taxable income.
     The Operator shall promptly provide each Party true and correct copies of any and all returns, statements, and the data required by Federal Regulation 1.761, or otherwise filed with the Internal Revenue Service.
XII.
Force Majeure
     The obligations of each Party, except for the payment of money, shall be suspended while compliance by such Party is prevented in whole or in party, by a labor dispute, fire, flood, war, terrorism, civil disturbance, act of God, by federal, state or municipal laws, by any rule, regulation or order of a governmental agency or authority, by inability to secure materials, or by any other cause or causes, whether similar or dissimilar, beyond the reasonable control of said Parties; provided, however, that performance shall be resumed within a reasonable time after such cause has been removed; and provided further that no Party shall be required against its will to settle any labor dispute.
XIII.
Area of Mutual Interest
     The Parties hereby create an Area of Mutual Interest (“AMI”) consisting of the Program Area. This AMI shall remain in force and effect for a period of two (2) years for leases not held by production, and five (5) years for leases currently held by production. If any Party (“Acquiring Party”) acquires any leasehold, royalty, overriding royalty, net profits, or other mineral interest, or the right to acquire any such interest by virtue of a farmin or other similar agreement, affecting lands lying within the AMI (“AMI Interests”), the Acquiring Party shall promptly give notice to the other Party of such acquisition, which notice shall include copies of all instruments evidencing or supporting such acquisition, including, but not limited to, copies of leases, assignments, farmins and other contracts affecting such interest, along with an itemized statement of the actual costs and expenses incurred by Acquiring Party in acquiring such interest; provided however, that this Article shall not apply to interests acquired by merger, reorganization, consolidation or sale of all or substantially all of the oil and gas assets of the selling entity. The Party receiving such notice shall have a period of fifteen (15) days after receipt of such notice to provide the Acquiring Party written notice of its election to acquire its proportionate interest in such Acquired Interest by paying its Participating Percentage share of the actual acquisition costs for such Acquired Interest within thirty

(30) days of receipt of such notice. For avoidance of doubt, any oil and gas leases, overriding royalty interests, production payments, net profits interests and similar interests owned by Chesapeake and/or its Affiliates within the Program Area as of the Effective Date shall not be subject to this Agreement, the Operating Agreement and the PSA.
XIV.
Notices
     Any notice, communication, report, invoice, statement, call, or other document required or delivered under the provisions hereof shall be addressed or made to the parties as follows:

Chesapeake Energy Corporation	Goodrich Petroleum Company, L.L.C.
6100 N. Western Avenue	808 Travis, Suite 1320
Oklahoma City, Oklahoma 73118	Houston, Texas 77002
Attention: Doug Jacobson	Attention: Robert Turnham

405.879.9233	713-780-9494
405.879.9546 Fax	713-780-9254 Fax
All notices and other communications to any Party shall be in writing and shall be sufficiently given if (i) delivered in person, by courier delivery service or otherwise, (ii) sent by electronic communication, with verbal or written confirmation, or (iii) sent by registered or certified mail, return receipt requested. All notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, and (iii) if by mail, on the date of mailing. Until a change of address is communicated to the other Party, all notices to Parties shall be addressed as set forth above.

XV.
Federal & State Laws
     This Agreement and all operations hereunder shall be subject to all valid and applicable Federal and State laws, and all valid and applicable orders, laws, rules and regulations of any Federal or State authority having jurisdiction, but nothing contained herein shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction.
XVI.
Relationship of the Parties
     It is the intent of the Parties to establish a contractual relationship pursuant to this Agreement and each Operating Agreement contemplated hereunder. It is not the intent or purpose of either Party to create hereunder or under any Operating Agreement any partnership, joint venture or association or the relationship of agency or employer and employee or any fiduciary relationship, and neither this Agreement nor any of the operations hereunder shall be construed as creating any such relationship. The Parties expressly agree that no Party hereto shall have the authority to obligate any other Party to any Person not a Party to this Agreement or to cause any other Party to be responsible for the obligations of any other Party, each Party being separately responsible only for its several obligations arising hereunder and under any Operating Agreement.
XVII.
Applicable Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to any of such laws which may refer the matter to the laws of a different state.
XVIII.
Indemnity
     Each Party shall defend, indemnify and hold the other Party harmless from and against any and all claims, demands, costs, judgments and liability for damages or loss arising from such Party’s failure to comply with the express obligations of this Agreement and any agreement entered into in accordance with the provisions hereof. Each Party shall indemnify the other Party from all expense, demands, costs, judgments and liability for damages or loss arising from such Party’s operations conducted on the subject Joint Leases in which the other Party is a non-participating Party.
     Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be liable to the other under this Agreement for any consequential, exemplary, punitive, remote or speculative damages; provided, however, that if any Party is held liable to any Unaffiliated Person for any damages and the other Party is obligated hereunder to indemnify such Party so held liable for the matter that gave rise to such damages, the indemnitor Party shall be liable for and obligated to reimburse such indemnified Party for the full amount of such damages.
XIX.
Confidentiality

19.1	Except for disclosures to Affiliates, reasonable disclosures for financing purposes, representatives of a Party who need to know information for purposes of performing this Agreement, accountants, legal counsel and other advisors or in connection with any proposed merger or acquisition transaction involving a Party, in each case under circumstances in which the disclosing Party takes reasonable steps to maintain confidentiality, all confidential information, data and interpretations resulting from the activities under this Agreement (“Confidential Data”) shall be confidential during the term of this Agreement, except as otherwise provided herein. The term Confidential Data does not include information which (i) is generally available to the public, or (ii) is within a Party’s possession prior to the date hereof, provided that the source of such information was not known by such Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other Party.
19.2	Except as provided herein or otherwise required by law, including materiality of an event or well result, any applicable Operating Agreement or other contract binding on a Party, no Party shall distribute or disclose any Confidential Data to third parties, the press or other media, without the written consent of the other Party. It is agreed that each Party will circulate that portion of a press release concerning well results from wells within the AMI prior to release in an attempt to communicate a consistent message to the public. In the event that any Party or its representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential

Data, such Party shall provide the other Party with prompt written notice of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party or its representatives are nonetheless legally compelled to disclose Confidential Data to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Party or its representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Data which it is legally required to be disclosed, provided that such Party will exercise its best reasonable efforts to preserve the confidentiality of the Confidential Data, including, without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Data by such tribunal. Further, nothing contained in this Article shall preclude any Party from making such disclosures as may be required by any applicable federal or state securities law or regulations.
XX.
Miscellaneous
20.1	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, nothing herein contained shall be construed as permitting an assignment contrary to the terms, conditions and provisions of this Agreement.

20.2	The Parties agree to execute such other and further instruments and other documents as are reasonably necessary to carry out the commercial purposes of this Agreement.
20.3	This Agreement, the PSA, the Operating Agreement and the obligations contained within all agreements described on the Exhibits attached hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof, superseding all prior discussions, agreements and understandings relating to the subject matter and cannot be modified or otherwise amended except by the written consent of the Parties.
     IN WITNESS WHEREOF, this agreement is executed on this day of June, 2008.

WITNESSES:	Chesapeake Louisiana, L.P.

By:

Its:

Goodrich Petroleum Company, L.L.C.

By:

Its: